Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 pertaining to Delek Logistics Partners, LP of our report on Red River Pipeline Company LLC dated February 20, 2024,with respect to the financial statements of Red River Pipeline Company LLC, not included herein, which report appears in the annual report on Form 10-K of Delek Logistics Partners, LP for the year ended December 31, 2023. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

April 25, 2024